Exhibit 10.3.9.1

WESTAFF, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into, effective as of March 16, 2005 (the “Effective Date”), by and among Westaff Support, Inc., a California corporation (the “Company”), its ultimate parent corporation known as Westaff, Inc., a Delaware corporation (“Westaff”) and Patricia M. Newman (“Executive” or “you”).

1.                                       POSITION; TERM.  (a) You will be employed as the President and Chief Executive Officer of the Company and Westaff (as well as all other domestic subsidiaries of Westaff), subject to the direction, control of, and reporting to, the entire Board of Directors of the Company (the “Board”).  You shall also be appointed to fill the vacancy existing in the Board and shall continue to serve as a director until your successor is elected and qualified or until your earlier death, resignation or removal.  If, at any time during the term of this Agreement, you are either removed from the Board (other than for cause, as determined under Delaware law) or not elected by Westaff’s stockholders to serve on the Board (other than due to your resignation from the Board or your decision not to stand for reelection to the Board), you shall have the option to resign your employment by delivery of written notice within 30 days of such event and such resignation shall be deemed a termination without Cause for purposes of Section 7(b) below.

(b)                                 You agree to devote your full business time and energies to the business and affairs of the Company, to use your best efforts, skill and abilities to promote the Company’s interests and to perform your duties in accordance with policies, standards and practices established from time to time by the Board or a committee thereof. Your duties may also include serving as an officer and/or director of any subsidiaries or other affiliates, foreign or domestic, of the Company or Westaff as reasonably requested, and you agree to serve in those capacities without additional compensation. While employed by the Company, you agree that you will not render services to others or engage in any other activities that would interfere with or prevent your fulfilling your obligations to the Company.

(c)                                  Your employment hereunder shall commence on the Effective Date and shall be of indefinite duration, subject to termination pursuant to Section 7 of this Agreement.  You acknowledge that there is no express or implied agreement between you and the Company or Westaff or any of its subsidiaries, whether domestic or foreign, for any specific period of employment or for continuing or long-term employment.

2.                                       BASE SALARY.  Your base salary (“Base Salary”) will be at the annual rate of not less than $450,000 per annum, subject to required withholding. The amount of your Base Salary may be increased at the sole discretion of the Compensation Committee of the Board of Directors. Your salary will be payable on the same date as salaries are paid to other executives of the Company.

3.                                       INCENTIVE BONUS COMPENSATION.  In addition to your Base Salary, you may be paid a cash bonus targeted at forty percent (40%) of your Base Salary at such time bonuses are paid generally to executive officers of the Company in an amount to be determined at the sole discretion of the Compensation Committee of the Board; provided, however, that there will be a maximum bonus level of sixty percent (60%) of your Base Salary for each fiscal year (the “Maximum Bonus”) with no minimum bonus level. The exact amount of your bonus will be based upon your satisfaction of objective factors and performance criteria established by the Compensation Committee, in its sole discretion, which may include: (1) financial performance of Westaff and its subsidiaries; and (2) other objectives established specifically for you.  The objectives for fiscal 2005 have been established by the Compensation Committee and provided to you in writing.  Notwithstanding the foregoing, your Maximum Bonus potential will be prorated for fiscal 2005 based on a partial fiscal year commencing on the Effective Date and ending on October 29, 2005.  However, the

Company will guaranty payment of a minimum $90,000 bonus for fiscal 2005, which amount will not be subject to any proration.

4.                                       EQUITY PARTICIPATION.

4.1.                              RESTRICTED STOCK GRANT.  You shall be granted 20,000 shares of restricted common stock (“Restricted Stock”) of the Company, as soon as possible after this Agreement is executed.  The terms of the Restricted Stock grant shall be set by the Compensation Committee of the Board and stated in a separate Restricted Stock agreement which both parties will sign in accordance with the terms of the Company’s 1996 Stock Option/Stock Issuance Plan (the “Plan”), a copy of which has been delivered to you.  5,000 shares of the Restricted Stock shall vest on the third anniversary of the Effective Date, and the remaining 15,000 shares of the Restricted Stock shall vest as follows:  5,000 of such shares of Restricted Stock shall vest annually at the end of fiscal 2006, fiscal 2007 and fiscal 2008, respectively, provided that you satisfy such objective factors and performance criteria to be established by the Compensation Committee, in its sole discretion, for such fiscal years in the manner described in the Restricted Stock grant documents, which criteria may include: (1) the Company’s financial performance; and (2) other objectives established specifically for you.  Any unvested Restricted Stock shall automatically vest at the end of fiscal 2008 if you are still employed by the Company.  Notwithstanding the foregoing vesting schedule, the Restricted Stock shall become fully vested and non-forfeitable if within one year of the effective date of a “Change in Control,” a “Corporate Transaction,” or a “Hostile Take-Over,” as such terms are defined in the Plan, whichever event shall first occur, you are either terminated without Cause or demoted from the positions of President or Chief Executive Officer of Westaff and notwithstanding any assumption, substitution or replacement of such grant in connection with such event. The Company and you agree that this grant of Restricted Stock is a bonus to reward you for your past performance as an executive officer of the Company and certain of its subsidiaries.  Upon termination of your employment, except as provided in this Section regarding a “Change in Control” a “Corporate Transaction,” or a “Hostile Take-Over,” all unvested Restricted Stock shall be forfeited to the Company.

4.2                                 STOCK OPTION GRANT.  In addition to your initial option grants to purchase 5,000 shares of the Company’s Common Stock (“Common Stock”) that was granted to you on August 15, 2000 and 25,000 shares of Common Stock that was granted to you on August 14, 2002 (the “Initial Options”), you shall be granted stock options (the “New Option”) to purchase an aggregate of two hundred thousand (200,000) shares of Common Stock, at an exercise price of $3.22 per share, the closing price of a share of Common Stock the day of your signing of this Agreement, as soon as possible after this Agreement is executed.  The New Option shall be granted as incentive stock options to the extent permitted by law and the terms of the Plan.  The terms of the option grant shall be stated in one or more separate Notice of Grant of Stock Options, one to reflect the grant of incentive stock options and one to reflect any grant of non-qualified stock options, which both parties shall sign in accordance with the Plan.  The shares subject to the option grant shall vest in five equal annual installments, with vesting of the first installment to occur upon the first anniversary of the Effective Date and continued vesting annually thereafter upon your completion of each additional year of service measured from the first anniversary of the Effective Date through the fifth anniversary of the Effective Date.

Notwithstanding the foregoing vesting schedule, the New Option shall become fully vested and exercisable if you are either terminated without Cause or demoted from the positions of President or Chief Executive Officer of Westaff within one year of the effective date of a “Change in Control,” a “Corporate Transaction,” or a “Hostile Take-Over,” as such terms are defined in the Plan, whichever event shall first occur while you are employed by the Company or Westaff and notwithstanding any assumption, substitution or replacement of such grant in connection with such event.

At termination of the employment relationship by either party, the vested portion of the Initial Option and the New Option must be exercised within three (3) months from the date of termination; provided, however, that (i) should termination of your employment be for Misconduct (as defined in the Plan), such grants shall be cancelled upon the date of such termination, and (ii) should termination of your employment be on account of death or disability such grants shall remain exercisable for twelve (12) months from the date of such termination.

5.                                       INDEMNIFICATION.  The Company will enter into its customary form of indemnification agreement applicable to directors and executive officers of the Company.

6.                                       PERQUISITES.  (a) Supplemental Allowance.  Commencing on the date of this Agreement, you shall be entitled to an annual cash allowance of $30,000 per fiscal year (the “Allowance”), payable in each pay period in equal installments (subject to required withholding).  These payments are intended to be used as you determine in your discretion for a car allowance, health club membership, or other needs.  During the remainder of calendar year 2005 you shall also be entitled to receive a car allowance of $1,500 per month and the reasonable and proper costs of your temporary housing.

(b)                                 Vacation.  You shall be entitled to vacation leave of four (4) weeks per year, subject to Westaff’s policies with respect to maximum annual accruals; provided, however, that you shall be entitled to take up to an additional two weeks leave in your first year of employment to coordinate your relocation.

(c)                                  Benefit Plans.  You shall be eligible to participate in and to receive benefits from all present and future benefit plans specified in Westaff’s policies and made generally available to senior executives of Westaff. In determining your entitlements under these benefits plans, you shall receive full credit for your prior term of service with Westaff’s UK subsidiary. The amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan, as amended.

(d)                                 Expenses. Westaff shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties in accordance with Westaff’s policies, as they may be amended in Westaff’s sole discretion.

(e)                                  Relocation Expenses.  You will be reimbursed for your moving and other expenses reasonably related to your relocation from the United Kingdom to Northern California.  Such reimbursement will be in an aggregate amount not to exceed $30,000.00.  In addition, in connection with the sale of your UK residence, you will be reimbursed for reasonable and customary transaction fees (including real estate broker commissions) associated with the sale of your UK residence.  All reimbursement of the foregoing relocation and transaction expenses will be made upon submission of reasonable documentation relating to such expenses.  Notwithstanding the foregoing, in the event you voluntarily resign during the one year following the Effective Date (except for a resignation after either (1) your removal or non-election to the Board treated as a termination without Cause as provided in section 1(a) above or (2) your demotion from the position of CEO or President) then you agree to reimburse the Company for the relocation expenses it has paid you under this paragraph.

(f)                                    Financial Planning.  Westaff shall reimburse you for payments made by you to your personal financial planner and/or tax consultant.  Such reimbursement will be in an aggregate amount not to exceed $20,000 in fiscal year 2005 and $10,000 in fiscal year 2006, and will be made upon submission of reasonable documentation relating to such payments.

(g)                                 Immigration.  Subject to your reasonable efforts to cooperate in doing so, Westaff shall use all reasonable efforts to obtain as soon as possible permanent resident status for you and your husband including, without limitation, the retention and payment of expert immigration counsel.

7.                                       TERMINATION OF EMPLOYMENT.

(a)                                  Definition of Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following:

(i) Your conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude;

(ii) Your fraud, embezzlement, misappropriation or dishonesty which has or could reasonably be expected to materially and adversely affect Westaff or its reputation;

(iii) Your intentional and material breach of this Agreement, violation of any lawful, written directive of the Board, intentional and material breach of any lawful written policy of Westaff that has been communicated to or made available to you, or intentional and material breach of any statutory or fiduciary duty owed to Westaff that has or could reasonably be expected to materially and adversely affect Westaff or its reputation; provided that the foregoing breach or violation is not corrected within fifteen (15) days after written notice thereof has been provided by the Board to you; or

(iv) Upon your death or Disability. “Disability” means any physical or mental condition which renders you unable to perform the essential duties of your position for a period of ninety (90) days within any twelve (12) month period.

(b)                                 Termination without Cause. At any time, and without prior notice, Westaff may terminate your employment for any reason, without Cause.  If your employment is terminated without Cause, Westaff shall pay you your accrued but unpaid Base Salary, Allowance and vacation pay through the date of termination and, in addition, a lump sum severance payment (the “Severance Payment”) equal to one (1) year of Base Salary. Such accrued but unpaid Base Salary, Allowance and vacation pay shall be paid immediately upon your termination of employment, and your Severance Payment will be due upon receipt of the signed release from you as described in Section 7(e) below. You shall not be entitled to receive payment of any additional incentive bonus provided in Section 3.

(c)                                  Termination for Cause. At any time, and without prior notice, Westaff may terminate you for Cause. If employment shall be terminated by Westaff for Cause, Westaff shall pay you your accrued but unpaid Base Salary, Allowance and accrued vacation pay through the date of termination. Such earned but unpaid Base Salary, Allowance and accrued vacation pay shall be paid immediately upon your termination. Furthermore, if such termination is for Disability you will be entitled to receive benefits under any then-existing disability insurance program of the Company.

(d)                                 Resignation by You. At any time, you may terminate your employment for any reason by providing Westaff two weeks’ advance written notice. Westaff shall pay you your accrued but unpaid Base Salary, Allowance and vacation pay through the date of termination immediately upon your termination of employment.

(e)                                  In consideration for the severance payments set forth in Section 7(b) above, you shall, as a condition of receiving any payments required hereunder, upon the termination of your employment, execute a release of Westaff and the Company, the Board, and all officers, employees and agents of the Company from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, losses and demands of every kind and nature whatsoever known or unknown, which arise out of, relate to or are in any manner whatsoever connected with any action, transaction, occurrence or event which has occurred prior to the date of the release and those which may arise out of or are in any manner whatsoever connected with or related to the termination of your employment with the Company. Such release shall be in a form reasonably acceptable to you and the Company and shall include a waiver of all rights granted under Section 1542 of the California Civil

Code which reads as follows:  A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which, if known by her must have materially affected her settlement with the debtor.

8.                                       TERMINATION OBLIGATIONS.

(a)                                  Survival.  Your obligations under Sections 7(e), 8, 9, 10, and 11 of this Agreement, and under your Proprietary Information and Non-Solicitation shall survive the termination of employment.

(b)                                 Cooperation in Pending Work. Following any termination of employment, you shall fully cooperate with Westaff by providing telephonic assistance in all matters relating to the winding up of pending work on behalf of Westaff and the orderly transfer of work to other employees of Westaff.  Such cooperation shall be limited to 15 hours in the aggregate and shall extend no more than thirty days.

(c)                                  Resignation of Directorships.  You shall be deemed to have immediately resigned your directorships on the Boards of Directors of the Company and Westaff and all of its subsidiaries, whether domestic or foreign, immediately upon the effective date of termination of your employment.

(d)                                 Return of Company Property. All property, including, without limitation, all equipment, tangible Proprietary Information as defined in Section 9, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to Westaff and shall be returned promptly to Westaff upon termination of employment.

9.                                       PROPRIETARY INFORMATION AND NON-SOLICITATION.

(a)                                  Proprietary Information. You recognize and acknowledge that certain assets of Westaff and the Company constitute Proprietary Information, including all information that is known only to you or Westaff or the Company, and relating to the business of Westaff or the Company (including, without limitation, information regarding employees, clients, customers, pricing policies, methods of operation, sales, products, costs, markets, key personnel, formulae, product applications, technical processes, confidential data, and trade secrets), and that protection of such information is essential to the interests of Westaff and the Company. If you have not previously signed Westaff’s Confidential Information and Invention Agreement, you agree to do so as a condition of employment.

(b)                                 Non-Solicitation of Employees and Clients. You acknowledge and agree that the pursuit of activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of Westaff’s Confidential Information and Invention Agreement. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, you agree that for a period of six (6) months after termination of your employment, you shall not, directly or indirectly, (i) solicit, induce, or influence any employee, consultant or independent contractor of Westaff or the Company to terminate your employment or relationship with Westaff or the Company or to work for any other business entity or person; or (ii) solicit (other than on behalf of Westaff or the Company), divert, or attempt to divert, the business of any client or customer of Westaff or the Company in any district, territory, state or country where Westaff or the Company conducts business.  For purposes of this non-solicitation covenant, a customer of the Company or Westaff is defined as any person, firm or corporation that the Company or Westaff or any of their subsidiaries has serviced within one year preceding the termination of your employment and that an employee of the Company or Westaff is defined as any person who has received salary or wages from the Company or Westaff or any of their subsidiaries within one year preceding the termination of your employment.

(c)                                  Non-Competition.  If you receive a severance payment under Section 7(b) above, for a period of one (1) year following the date your employment is terminated, you may not engage in any business activity that is or may be competitive with the Company or Westaff in any district, territory, state or country where the Company or Westaff conducts business.

10.                                 ARBITRATION.  Any controversy or claim arising out of or relating your employment and its termination, including, but not limited to, claims of employment discrimination, this Agreement, your Stock Option Agreements, your Restricted Stock Agreement, the Confidential Information and Invention Agreement, or the breach thereof, (except for injunctive relief as provided for below) shall be subject to binding, mandatory arbitration under the auspices of the American Arbitration Association (“AAA”) in Walnut Creek, California conducted by a single, neutral arbitrator in accordance with the AAA National Rules for the Resolution of Employment Disputes.

To the extent permitted by law, each party will pay one half (1/2) of the costs of the arbitration, and the parties shall bear their own attorneys’ fees and costs except as otherwise required by law. The parties shall have the right to conduct discovery which provides them with access to documents and witnesses that are essential to the dispute, as determined, by the arbitrator. The arbitrator’s written award shall include the essential findings and conclusions upon which the award is based.

This mutual agreement to arbitrate disputes does not prohibit or limit either you, Westaff or the Company’s right to seek equitable relief from a court for claims involving a violation of the Confidential Information and Invention Assignment Agreement, including, but not limited to, injunctive relief, pending the resolution of a dispute by arbitration or during limited judicial review. Except for such injunctive relief, claims under the Confidential Information and Invention Agreement are subject to arbitration under this Agreement.

11.                                 NONDISCLOSURE.  You agree that, for so long as you remain in the employ of the Company and during any period you are subject to a non-competition or non-solicitation obligation thereafter, you will not disclose to any person or entity or otherwise use or exploit any proprietary or confidential information of the

Company or Westaff, including without limitation trade secrets, processes, proposals, reports, methods, computer software or programming or budgets or other financial information regarding the Company or Westaff, its business, properties, customers or affairs obtained by you while you are employed by the Company, except to the extent required by you to perform your duties pursuant to this Agreement. Information will not be deemed to be confidential for purposes of this Agreement if it is or becomes generally available to the public other than as a result of a disclosure by you. You will have the right to use any such confidential information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to confidential information or its use and to the extent necessary to comply within the applicable provision of law. All files, records, documents, computer recorded information, specifications and other similar items relating to the business of the Company or Westaff, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and Westaff and shall not be removed from the premises of the Company or Westaff except when (and only for the period) necessary to carry out your duties. If removed, all such materials shall be immediately returned to the Company or Westaff upon any termination of your employment, and no copies thereof shall be kept by you, except that you shall be entitled to retain documents reasonably related to your rights as an optionholder, stockholder and former employee of the Company or Westaff. You acknowledge and agree that the remedy for any breach of the provisions of this Section 11 may be inadequate in that the Company may, in addition to all other remedies that may be available to it at law, seek injunctive relief prohibiting any such breach.

12.                                 ASSIGNMENT.  This Agreement is personal to you and is not assignable by you under any circumstances. Likewise, the Company or Westaff will not have the right to assign this Agreement to any other person or entity except the Company’s or Westaff’s wholly-owned business entities or to any corporation or entity into which the Company or Westaff may be merged or consolidated or any person or entity which may acquire all or a substantial portion of the assets of the Company or Westaff.

13.                                 ENTIRE AGREEMENT; COUNTERPARTS.  This Agreement, together with your Stock Option Agreements, your Restricted Stock Agreement, and the Confidential Information and Invention Agreement, sets forth the entire understanding of you, the Company and Westaff with respect to the subject matter hereof and supersedes all prior agreements (including your previous Employment Agreement and addendums), memoranda, discussions and understandings of any kind. This Agreement cannot be amended except in a writing signed by you, the Company and Westaff, and no course of dealing contrary to its terms shall constitute an amendment. No right or obligation hereunder can be waived except in a writing signed by the party making the waiver.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.                                 PARTIAL INVALIDITY. If any provision of this Agreement is invalid or unenforceable in any jurisdiction that provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any way affecting or impairing the remaining provisions of this Agreement.

15.                                 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the substantive law of the State of California without regard to provisions relating to choice of law or conflict of laws.

[Intentionally Left Blank]

The parties have duly executed this Agreement on the dates set forth below, with the understanding that this Agreement is to be effective on the Effective Date.

WESTAFF, INC.

		By:	/s/ W. Robert Stover
Name: W. Robert Stover
Title: Chairman

		Date:	April 7, 2005

WESTAFF SUPPORT, INC.

		By:	/s/ W. Robert Stover
Name: W. Robert Stover
Title: Chairman

		Date:	April 7, 2005

AGREED:

/s/ Patricia Newman
Patricia Newman

Date:	April 7, 2005